Exhibit (p6)

Code of Ethics

A.	INTRODUCTION

1.	Purpose

Fundsmith LLP (“Fundsmith” or the “Firm”) has adopted this Code of Ethics or “Code” in an effort to maintain a policy of strict compliance with the highest standards of ethical business conduct and the provisions of applicable laws, including United States “US” federal and state securities laws and regulations.

In particular, “Rule 204A-1” under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) requires us to adopt a Code of Ethics containing provisions reasonably necessary to prevent Access Persons (as defined below) from engaging in any act, practice or course of business prohibited by Rule 204A-1.

In addition, as an investment adviser that provides investment advisory services to a fund registered under the Investment Company Act of 1940, as amended (the “1940 Act”), our Code must also address the requirements of “Rule 17j-1” under the 1940 Act. Rule 17j-1 requires each investment adviser to a registered fund to adopt a written code of ethics containing provisions reasonably necessary to prevent Access Persons (as defined below) from engaging in any conduct prohibited by the Rule 17j-1.

Whilst this Code has been drafted to ensure compliance with US rules and requirements stemming from the Advisers Act and 1940 Act, and to prevent violations of all applicable US Securities Laws, it is important to remember that Fundsmith is a UK Firm, which is subject to UK and European rules and regulations. Details of these requirements and the behavior expected of personnel can be found throughout the Compliance Manual, policies and procedures.

Thus, whilst this document serves as an essential guide when undertaking investment advisory business on behalf of US clients (in particular, when acting on behalf of, or in relation to, a fund registered under the 1940 Act), please remember that your behavior should always be governed by our Compliance Program as a whole.

We expect all members of personnel to behave in an ethical manner, regardless of whether they are conducting business in relation to US, UK or European clients. We expect all members of personnel to adhere to the applicable rules and regulations of all relevant jurisdictions.

“Access Person” means

•	all management personnel (officers, directors, members, managers and partners) of Fundsmith; and
•	any other employee of Fundsmith who has access to information regarding the purchase or sale of securities or the portfolio holdings of any of its Clients, or who is involved in making recommendations with respect to purchases or sales of securities.

We seek to create a culture of compliance and we expect the highest possible standards of ethics and integrity from all members of personnel. In view of this, notwithstanding the technical definition of the term Access Person under each of Rule 204A-1 and Rule 17j-1, we will treat all members of our personnel as Access Persons for the purpose of this Code.

This Code is predicated on the principle that we owe a fiduciary duty to our Clients. This means that we have a duty to act in the utmost good faith and in the best interests of the Client and to always place the Client’s interests first and foremost. Accordingly, all members of personnel must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of Clients.

In addition, this Code of Ethics seeks to ensure that any member of personnel who has knowledge of portfolio transactions will not be able to use this to the disadvantage of our Firm or our Clients. It is the responsibility of each individual to understand the various laws applying to them, and to conduct personal securities transactions in a manner that does not impinge upon our ability to act in the best interests of our Clients, or otherwise take unfair advantage of the Firm or its Clients.

The Code does not address every possible situation that may arise; consequently, each member of personnel is responsible for exercising good judgment, applying ethical principles, and bringing violations or potential violations of the Code of Ethics to the attention of the Chief Compliance Officer or designee (“Compliance Team”). Any questions regarding the Firm’s Code of Ethics should be referred to Compliance.

2.	Administration of Code

The Compliance Team shall be responsible for all aspects of administering this Code, and all interpretive issues which may arise in relation to it. The Compliance Team is responsible for considering any requests for exceptions to, or exemptions from, the Code. Any exceptions to or exemptions from the Code shall be subject to such additional procedures, reviews and reporting as may be deemed appropriate by the Compliance Team. If, after reviewing the Code, a member of personnel has any questions, they should consult the Compliance Team.

In addition, the Compliance Team will coordinate with the board of directors of any registered fund for which the Firm serves as an investment adviser to approve this Code, including the approval of any material changes made to the Code no later than six months after adoption of the change. The Compliance Team will provide the board of directors of such registered fund, on at least an annual basis, a written report that describes any issues arising under the Code or procedures since the last report, including but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations. The annual report must also certify that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

3.	Recordkeeping Requirements

The Firm shall maintain the following records at its principal place of business:

•	a copy of each Code in effect during the past five years (or from the point at which the Firm became subject to the requirement to maintain a code, if that is less than five years);
•	a record of any violation of the Code and any action taken as a result of the violation for at least five years after the end of the fiscal year in which the violation occurs; a copy of each report as required by this Code (or any information provided in lieu of a full report) for at least five years after the end of the fiscal year in which the report is made or the information is provided;

•	a record of all persons required to make reports currently and during the past five years;
•	a record of all persons who are or were responsible for reviewing these reports during the past five years;
•	a copy of each written report provided by the Firm to a registered fund’s board of directors, as described in Section A.2 above, for at least five years after the end of the fiscal year in which it is made; and
•	a record of any decision and the reasons supporting that decision, to approve a person’s purchase of securities in an initial public offering or private placement, for at least five years after approval.

Please see below for more information on the Firm’s recordkeeping requirements.

4.	Condition of Employment or Service with the Firm

This Code of Ethics applies to all members of personnel. Every member of personnel must read and understand this Code and uphold its standards in their day-to-day activities at the Firm. Compliance with the Code is a condition of employment or continued affiliation with the Firm and any conduct which contravenes the Code will constitute grounds for sanctions (including, without limitation, reprimands, restrictions on activities, disgorgement, termination of employment, or removal from office).

Every member of personnel will be required to provide a signed attestation, at least annually, confirming that they have read and understood the code, and that they have adhered to its standards and requirements.

5.	Oversight of Key Service Providers

Generally, the Firm conducts initial due diligence and annual reviews of its third-party service providers that perform key services including, for example, portfolio administration, audit, custodial services, and brokerage services (a “Service Provider”). The nature and extent of the initial due diligence and the ongoing oversight is commensurate with the level of services provided and varies based on factors such as the nature of the service provided, the risk exposure, the importance of the services to the Firm’s operations, whether there are ready backups or alternatives, contract terms, the Service Provider’s experience and monitoring systems, the nature of any reporting provided to the Firm, the nature of any exceptions, the Firm’s relationship, knowledge and familiarity with the Service Provider and whether Client funds are at risk based on the service provided.

Initial due diligence and ongoing oversight of Service Providers is primarily conducted by the Employees responsible for the engagement of a particular Service Provider but may include review and input from other functional areas or individuals. Additionally, as part of its Annual Compliance Review (see the Manual, Section X], the CCO will conduct an annual review of Service Providers.

The initial due diligence and annual reviews may include:

•	Completion of a Service Provider review questionnaire.

•	Review of summaries of the Service Provider’s policies and procedures that are relevant to the services provided to the Firm.
•	On-site visits to the Service Provider or in-person visits to by the Service Provider to the Firm by the Service Provider’s employees.
•	Receipt and review of a Service Provider’s SSAE 16 reports or other audits of relevant internal controls and processes.
•	Ongoing review and oversight of the Service Provider’s work product, including the escalation, review and remediation of any issues and breaches identified.

The CCO documents the results of annual Service Provider due diligence reviews.

B.	STANDARDS OF CONDUCT

1.	Whistleblower Policy

Introduction

Pursuant to the Firm’s “Whistleblower Policy,” it is the responsibility of all Employees to comply with the Firm’s policies and procedures as well as applicable law and to report violations or suspected violations including, but not limited to, instances of financial impropriety or irregularity, dishonest activity or any other conduct that is prohibited by the Firm’s policies and procedures or applicable law. Employees making reports or complaints pursuant to this Whistleblower Policy will be protected from retaliation under the Firm’s Non-Retaliation Policy that is a part of this Whistleblower Policy. The Whistleblower Policy is intended to encourage and enable Employees to raise serious concerns within the Firm prior to seeking resolution outside of the Firm.

The Firm encourages Employees to share their questions, concerns, suggestions or complaints with someone who can address them properly. In most cases, an Employee’s direct supervisor is in the best position to address an area of concern. However, if an Employee is not comfortable speaking with his or her supervisor, or an Employee is not satisfied with his or her supervisor’s response, the Employee is encouraged to speak with the CCO.

All suspected violations will be investigated by the Firm. The CCO is responsible for promptly investigating and resolving all reported complaints or allegations of violations of the Firm’s policies and procedures and/or applicable laws. The CCO, at his discretion, may advise Managing Member(s) of any allegations. Any Employee filing a complaint concerning a violation or suspected violation of the Firm’s policies and procedures or applicable law must act in good faith and have reasonable grounds for believing that the information disclosed indicates a violation. Any allegation that proves to have been made maliciously or knowingly to be false will be viewed as a serious disciplinary offense.

Non-Retaliation Policy

The Firm forbids retaliation against anyone who, in good faith, reports or complains, assists in making a complaint, or cooperates in an investigation of financial impropriety or irregularity, dishonest activity or any other conduct that is prohibited by the Firm’s policies and procedures or applicable law. Any Employee participating in an investigation is required to keep all interviews and other details of the investigation confidential to the fullest extent practicable and to refrain from discussing such matters with anyone, other than those individuals conducting or directing the investigation. Nothing in this policy prohibits an Employee from making a report, complaint, or charge to any governmental agency or from communicating with a governmental agency in connection with a report, complaint, or charge (see “SEC’s Whistleblower Program,” below). Any Employee who retaliates against another employee in violation of this policy will be subject to discipline, up to and including immediate termination.

SEC’s Whistleblower Program

The SEC’s “Whistleblower Program” provides monetary incentives for individuals to come forward and report possible violations of the Federal Securities Laws to the SEC. Under the SEC’s Whistleblower Program, eligible whistleblowers are entitled to an award of between 10% and 30% of the monetary sanctions for information that leads to a successful SEC action resulting in an order of monetary sanctions exceeding $1 million. An “eligible whistleblower” is a person who voluntarily provides the SEC with original information about a possible violation of the Federal Securities Laws that has occurred, is ongoing, or is about to occur. Employees are eligible for an award for information reported internally if the information is reported to the SEC (by either the Employee or the Firm) within 120 days of the Employee’s internal reporting. The Firm encourages Employees to follow the Firm’s Whistleblower Policy and to submit any inquiries regarding the SEC’s Whistleblower Program to the CCO.

2.	Employee Conduct

The following general principles should guide the individual conduct of each member of personnel:

•	Members of personnel must not take any action that would violate the federal securities laws or any other applicable laws or regulations.
•	Members of personnel will adhere to the highest standards of ethical conduct.
•	Members of personnel will maintain the confidentiality of all information obtained in the course of employment with the Firm.
•	Members of personnel will bring any issues reasonably believed to place the Firm at risk to the attention of the Compliance Team.
•	Members of personnel will not abuse or misappropriate the Firm’s or any Client’s assets or use them for personal gain.
•	Members of personnel will disclose any activities that may create an actual or potential conflict of interest between the Employee, the Firm and/or any Client. Members of personnel will deal fairly with Clients and other members of personnel, and will not abuse their position of trust and responsibility with Clients or take inappropriate advantage of his or her position with the Firm.
•	Members of personnel will comply with the Code of Ethics.

3.	Falsification or Alteration of Records

Falsifying or altering records or reports of the Firm, preparing records or reports that do not accurately or adequately reflect the underlying transactions or activities of the Firm or its Clients, or knowingly approving such conduct is prohibited. Examples of prohibited financial or accounting practices include:

•	Making false or inaccurate entries or statements in any Firm or Client books, records, or reports that intentionally hide or misrepresent the true nature of a transaction or activity;
•	Manipulating books, records, or reports for personal gain;
•	Failing to maintain required books and records reflecting all business transactions in an accurate, complete and timely manner;
•	Maintaining any undisclosed or unrecorded Firm or Client funds/assets;
•	Using funds for a purpose other than the described purpose;
•	Making a payment or approving a receipt with the understanding that the funds will be, or have been, used for a purpose other than what is described in the record of the transaction.

4.	Competition and Fair Dealing

The Firm seeks to outperform its competition fairly and honestly. We should achieve our competitive advantages through superior performance, not through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited.

Each member of personnel should respect the rights of our Clients, vendors, service providers, suppliers, and competitors. No member of personnel should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing practice. Members of personnel should not falsely disparage or make unfair negative comments about our competitors or their products and services. Negative public statements concerning the conduct or performance of any former member of personnel should also be avoided.

C.	PROHIBITION AGAINST INSIDER TRADING

1.	Firm Policy

Due to the nature of our role as an investment adviser, our Firm, or members of personnel, may come into possession of material information about a public Firm that has not been publicly disseminated.

Federal and state securities laws generally make it unlawful for any person to trade in securities of a publicly-traded issuer while in possession of material, non-public information concerning such issuer or its securities. It is also unlawful to pass material, non-public information to others (a practice known as “tipping”).

The persons covered by these restrictions are not only “insiders” of publicly-traded issuers, but also any other person who, under certain circumstances, becomes aware of material, non-public information about an issuer, such as attorneys, investment banking analysts and investment managers.

Violations of these restrictions would have severe consequences for both our Firm and personnel. Trading on material, non-public information or communicating such information to others is punishable by imprisonment and criminal fines. In addition, employers may be subjected to liability for insider trading or tipping by their employees. Broker-dealers and investment advisors may be held liable for failing to take measures to deter securities laws violations where such failure is found to have substantially contributed to or permitted a violation. As a Firm, we must therefore take all necessary steps to ensure that no member of personnel engages in any activities which violate these rules.

In light of these rules, the Firm has adopted a policy that members of personnel may not trade in any Client or personal account in the securities of any publicly-traded issuer about which he or she possesses material, non-public information, nor “tip” others about such information. This policy applies to all members of personnel.

The laws of insider trading are continuously changing. You may legitimately be uncertain about the application of the rules in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. If you are thinking about making a personal trade, and you have a question as to its propriety under the rules, you should always seek clarification from the Compliance Team before proceeding.

2.	Explanation of Insider Trading

The elements of insider trading and the penalties for such unlawful conduct are discussed below. You should also refer to the relevant definitions of Insider Dealing in the Compliance Manual under UK law. If a member of personnel has any questions, they should consult the Compliance Team.

What is Material Information?

“Material information” is generally defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a Firm’s securities.

For guidance purposes, the following list gives examples of information that would be considered “material” (the list is not exclusive):

•	business combinations (such as mergers or joint ventures),
•	changes in financial results,
•	changes in dividend policy,
•	changes in earnings estimates,
•	significant litigation exposure,
•	new product or service announcements,
•	private securities offerings,
•	plans for recapitalization,
•	repurchase of shares or other reorganization plans
•	antitrust charges,
•	labor disputes,
•	pending large commercial or government contracts,
•	significant shifts in operating or financial circumstances (such as major write-offs and strikes at major plants), and
•	extraordinary business or management developments (such as key personnel changes)

Material information may also relate to the market for a Firm’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information from The Wall Street Journal’s “Heard on the Street” column.

No simple test exists to determine whether information is material. Assessments of materiality involve a highly fact-specific inquiry. If you are in receipt of non-public information that you believe is not material, you should confirm such determination with the Compliance Team.

In short: if ever in doubt, always speak to the Compliance Team

What is Non-Public Information?

Information is non-public until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report publicly filed with the US Securities and Exchange Commission (the “SEC”), or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

If the information is not available in the general media or in a public filing, it should be treated as non-public. If you are uncertain whether or not information is non-public, you should contact the Compliance Team.

Specific Sources of Material Non-Public Information

Below is a list of potential sources of material, non-public information that members of personnel may periodically access. If a member of personnel uses any of these sources of information, whether in connection with their employment duties or otherwise, they should be particularly sensitive to the possibility of receiving material non-public information about a publicly-traded Firm, and immediately notify the Compliance Team if they feel that they have received material non-public information. This list is provided for general guidance and is not exhaustive.

Contacts with Public Companies

Contact with public companies represents an important part of our research efforts. Regular meetings with portfolio companies also allow us to satisfy ourselves that these companies continue to be run in an efficient, sustainable manner which put the interests of shareholders first.

Members of personnel must be especially alert to the potential for access to sensitive information during such contacts. Information received from Firm representatives during a conference call that is open to the investment community is public. The disclosure of this type of information is covered by SEC Regulation FD.

Difficult legal issues may arise when, in the course of contacts with public companies, you become aware of material, non-public information. This could happen, for example, if a Firm’s Chief Financial Team prematurely discloses quarterly results to an analyst, or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, we must make a judgment on how best to proceed. To protect yourself, the Firm, and its Clients, you should contact the Compliance Team immediately if you believe that you may have received material, non-public information.

All calls or meetings with any employee of a public Firm must be reported to the Compliance Team prior to the meeting. To the extent that any meeting or contact is not open to the investment community, the Compliance Team may require members of personnel to sign an attestation that no non-public information was disclosed during the meeting. The Compliance Team will maintain a list of all contact with public companies.

Contacts with Research Consultants

Fundsmith does not use the services of Consultants of Expert Networks.

Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary volatility in the price of the target Firm’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule that expressly forbids trading and “tipping” while in possession of material, non-public information regarding a tender offer received from the tender offeror, the target Firm, or anyone acting on behalf of either. You should exercise particular caution any time you become aware of non-public information relating to a tender offer.

Directorships and Committee Memberships

A member of personnel may be a member of the Board of Directors, creditor’s committee or similar committee, group or informal organization of credit holders, or have similar status with a public issuer. Any such memberships or outside business interest must be reported to the Compliance Team.

Confidentiality Agreements

Fundsmith and its personnel will not agree to become party to nonpublic information about a publicly listed Firm. We will not enter into any confidentiality agreements with issuers, their representatives, or third party firms relating to the evaluation of a potential transaction in an issuer’s securities.

In view of this, confidentiality agreements will not be an issue for the Firm or its personnel.

Market Rumors

Creating or spreading a rumor that is known to be untrue with the intent of affecting the market price of a security could constitute an unlawful attempt to manipulate market prices and should be avoided at all times.

In addition, making investment decisions or otherwise acting on information received as a market rumor can carry significant risk for the Firm, the Client, and the individual, given the inherent lack of certainty that a market rumor is accurate and/or does not constitute material non-public information. Members of personnel should contact the Compliance Team before either acting upon or sharing any information received as a market rumor.

Penalties for Insider Trading

You may face severe penalties if you trade securities while in possession of material, non-public information, or if you improperly communicate non-public information to others. The consequences to you of illegal insider trading may include:

•	The Firm may terminate your employment.
•	You may be subject to criminal sanctions which may include a fine of up to $1,000,000 and/or up to ten years imprisonment.
•	The SEC can recover your profits gained or losses avoided through illegal trading, and a penalty of up to three times the profit from the illegal trades.
•	The SEC may issue an order permanently barring you from the securities industry.
•	You may be sued by investors seeking to recover damages for insider trading violations.

Insider trading laws provide for penalties for “controlling persons” of individuals who commit insider trading. Accordingly, under certain circumstances, a supervisor of an employee who is found liable for insider trading may also be subject to penalties.

The Firm could be subject to the following penalties in the event a member of personnel is found liable of insider trading:

•	Civil penalties of up to the greater of $1 million or three times the amount of profits gained or losses avoided by an Employee;
•	Criminal fines of up to $2.5 million per violation; and
•	Restrictions on the Firm’s ability to conduct certain of its business activities

Of course, as a UK Firm regulated by the FCA, we are also bound by applicable UK law and regulations. For further information about the UK legal regime on market abuse and insider dealing, please refer to the Market Conduct Policy.

3.	Compliance Procedures

The following procedures have been established to aid members of personnel in addressing situations where they have access to material non-public information relating to any Firm. Each member of personnel must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.

Identifying Material Non-public Information

If you believe that the information you have access is material and non-public, or if you have questions as to whether the information is material and non-public, you should take the following steps:

•	Report the matter immediately to the Compliance Team.
•	Do not purchase or sell the securities on behalf of yourself or others, including any Client account.
•	Do not communicate the information within or outside of the Firm other than to the Compliance Team and other persons who “need to know” such information in order to perform their job responsibilities at the Firm.

Upon the determination by the Compliance Team that the information received is material and non-public, the Firm in question will be added to the restricted list by the Compliance Team.

Restricted List

Receipt by the Firm or a member of personnel of material non-public information, as well as certain transactions in which the Firm may engage, may require, for either business or legal reasons, that Client accounts or personal accounts of the Firm’s staff do not trade in the subject securities for specified time periods. Any such security will be designated as “restricted.”

The Compliance Team will determine which securities are restricted, will maintain a list (the “Restricted List”) of such securities and will deny permission to effect transactions in Client or personal accounts for any security on the Restricted List.

Restrictions with regard to securities on the list are also considered to extend to options, rights or warrants relating to those securities and any securities convertible into those securities.

The Compliance Team or designee will be responsible for determining whether and when to remove a particular Firm from the Restricted List.

The Restricted List is confidential and may not be disseminated outside the Firm.

Confidentiality of Material Non-Public Information

Communications

Information in your possession that you identify as material and non-public may not be communicated to anyone, including any person within the Firm other than the Compliance Team and those persons who “need to know” such information in order to perform their job responsibilities at the Firm.

Information Handling

Members of personnel should take all appropriate actions to safeguard any material, non-public information in their possession. Care should be taken to ensure that such information is secure at all times. For example, do not leave documents or papers containing material, non-public information on your desks or otherwise for people to see, access to files containing material, non-public information and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private.

You may not make unauthorized copies of material, non-public information. Additionally, you must ensure the disposal of any material, non-public information in your possession is authorized. Upon termination of your employment with the Firm, you must return any material, non-public information (and all copies thereof in any media) in your possession or under your control.

D.	PERSONAL ACCOUNT DEALING

1.	General

The Firm has adopted the following general principles governing personal account transactions:

•	The interests of Client accounts will be placed ahead of any personal transaction. Appropriate investment opportunities must be made for our Clients before the Firm or its personnel may act on them.
•	All personal securities transactions will be conducted in such a manner as to avoid any actual, potential or perceived conflicts of interest or abuse of an individual’s position of trust and responsibility

2.	Restrictions and Limitations on Personal Dealing Transactions

The following restrictions and limitations govern investments and personal securities transactions by all members of personnel:

Pre-Clearance Procedures

The standard policy is that you may not deal in any investment included in the Firm’s Investable Universe without obtaining prior permission of the Compliance Team via ComplySci. There is an outright ban on trading in any securities on the Restricted List. Pre-clearance requests must include the following information:

•	Date of proposed transaction
•	name and ticker symbol of security
•	reportable brokerage account where transaction will be effectuated
•	number of shares
•	approximate price; and
•	whether the transaction is a purchase or sale

In reviewing the requests for pre-clearance, the Compliance Team will assume that the individual submitting the request:

•	does not possess inside information relating to the issuer
•	has not had any contact or communication with the issuer(s) in the last 6 months
•	is not aware of any conflict of interest this transaction may cause with respect to any Client account; and
•	understands that the securities are not being purchased in an initial public offering or private placement

All members of personnel must attest, on at least an annual basis, that they have received a copy of the Firm’s Compliance Manual, policies and procedures, that they have notified the Compliance Team of all personal trades and that they not engaged in any personal account deals which amount to market abuse or which conflict with the interests of the Firm or its Clients.

Actions that occur without any direction or action on the part of the member of personnel will be exempt from these requirements (option expiration, called bond, converted security, etc.).

In addition to the required pre-approvals described above, participation in initial public offerings and secondary offerings and investments in private placements are subject to prior approval of the Compliance Team.

Transactions in certain types of securities do not require pre-approval. The securities below are specifically exempt from pre-clearance:

•	Money-market funds
•	Open-end mutual funds for which the Firm does not serve as an investment adviser
•	Bankers acceptances, bank CDs, commercial paper and high quality short-term debt instruments
•	Unit investment trusts
•	Brokerage certificates of deposit
•	Direct obligations of the US government (US Treasury bonds or other cash instruments); and
•	Transactions through an established Automatic Investment Plan

Restricted List

Personal transactions in any security that is currently on the Restricted List are strictly prohibited. All personal securities transactions are subject to monitoring in order to ascertain any pattern of conduct which may evidence use of material non-public information obtained in the course of their employment.

Participation in IPOs and Secondary Offerings

No member of personnel may acquire any security in an initial public offering (IPO) or secondary public offering without the prior approval of the Chief Compliance Officer.

Private Placements

Private placements of any kind (including, but not limited to, limited partnership investments, limited liability companies, hedge funds, private equity funds, PIPEs, real estate, oil and gas partnerships and venture capital investments) may only be acquired with pre-approval of the Chief Compliance Officer, and, if approved, will be subject to monitoring for possible future conflicts.

Prohibition against Front Running

Members of personnel are prohibited from buying or selling for either a Client account or a personal securities account (i) an option while in possession of non-public information concerning a block transaction by a Client account in the underlying stock, or (ii) an underlying security while in possession of non-public information concerning a block transaction by a Client account in an option covering that security (the “inter-market front running”). This prohibition extends to trading in stock index options and stock index futures while in possession of non-public information concerning a block transaction in a component stock of an index. The Firm strategy is to invest exclusively in the shares of publicly listed companies and hence the prohibitions pertaining to options are unlikely to be an issue. These details have simply been included for completeness.

3.	Reportable Brokerage Accounts

All Employees must provide the Compliance Team a written or electronic disclosure of all Reportable Brokerage Accounts within 10 days after first becoming an Employee and thereafter upon establishing any new Reportable Brokerage Account.

For the purposes of this Manual, “Reportable Brokerage Accounts” include any personal brokerage account over which the individual has control or discretionary trading authority and that has the capability to hold or trade individual securities (stocks, bonds, options etc.). The following types of accounts are NOT considered Reportable Brokerage Accounts and are not reportable:

•	Any personal brokerage account over which the individual has no control or discretionary trading authority, including any Managed Accounts (as defined below); and
•	Accounts that allocate exclusively to open-end mutual funds and do not have discretionary brokerage capability for individual securities (e.g., 529 and 401(k) accounts)

A “Managed Account” is a brokerage account that meets the following criteria:

•	the account is managed by a third party investment manager; and
•	the individual has no power to control or influence investment decisions in the account

A Managed Account held by an Employee will be exempted from trade pre-clearance and ongoing reporting requirements of this Code. The individual will be required to report the account to the Compliance Team and provide a letter signed by the investment manager on the manager’s letterhead that the above criteria will be met or alternatively, may provide a copy of the investment advisory agreement or contract.

4.	Investment Reporting

Holdings Reports

All members of personnel must certify their personal securities holdings within 10 days after first becoming a member of personnel. The information contained in the Personal Account Holdings Report must be current as of a date no more than 45 days prior to the date the person becomes an Employee.

Additionally, members of personnel must submit an annual holdings report. Information contained in an annual holdings report must be current as of a date no more than 45 days prior to the date the report is submitted.

A report must be submitted even if no purchases or sales of securities were made during the period covered by the report.

Quarterly Personal Account Dealing Reports

Members of personnel must file a written or electronic Quarterly Trade Report within 30 days after the end of each calendar quarter that identifies all transactions made during the quarter, unless this would be entirely duplicative of information contained in broker trade confirmations or account statements held by the Firm, provided the confirmations or statements are received no later than thirty days after the end of the applicable quarter.

A Quarterly Trade Report must be submitted even if no purchases or sales of securities were made during the period covered by the report. However, a Quarterly Trade Report need not be submitted with respect to transactions effected through an automatic investment plan. For these purposes, an automatic investment plan is one in which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

5.	Review

The Compliance Team shall be responsible for (i) notifying members of personnel of their reporting obligations under this Code and (ii) reviewing the reports submitted by each member of personnel under this Code. The Chief Compliance Officer may assign the review of reports to a designee, however, no person shall be allowed to review or approve his or her own reports, and reports shall be reviewed by the Chief Compliance Officer or other officer who is senior to the person submitting the report. The Compliance Team shall maintain records of all reports filed pursuant to these procedures.

All personal dealing transactions are subject to monitoring in order to ascertain any patterns of conduct which may evidence conflicts with the principles of this Manual, including patterns of front- running or other inappropriate behavior.

E.	POLITICAL CONTRIBUTIONS

1.	Firm Contributions

Firm funds or gifts may not be furnished, directly or indirectly, to a government official, government employee or politician for the purpose of obtaining or maintaining business on behalf of the Firm. Such conduct is illegal and may violate federal and state criminal laws. Assistance or entertainment provided to any government office should never, in form or substance, compromise the Firm’s arms- length business relationship with the government agency or official involved.

2.	Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

The FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s county, as well as bona-fide travel costs for certain legitimate business purposes. However, the availability of these exceptions is limited and is dependent on the relevant facts and circumstances.

Civil and criminal penalties for violating the FCPA can be severe. The Firm and its Access Persons must comply with the spirit and the letter of the FCPA at all times. Access Persons must obtain written pre-clearance from the CCO prior to giving anything of value that might be subject to the FCPA by submitting a pre-clearance form.

This complements the Bribery Act Policy in the Compliance Manual.

FCPA Red Flags

Investment advisers that engage foreign agents are expected to be attuned to any “red flags” in connection with the relationship, which may include:

•	The foreign country’s reputation for corruption;
•	Requests by a foreign agent for offshore or other unusual payment methods;
•	Refusal of a foreign agent to certify that it will not make payments that would be unlawful under the FCPA;
•	An apparent lack of qualifications;
•	Non-existent or non-transparent accounting standards; and
•	Whether the foreign agent comes “required” by a Foreign Official.

Sanctions for violating the FCPA are severe and may include fines for the Firm and/or Employees and jail terms for Employees.

3.	Pay-to-Play

Background

SEC Rule 206(4)-5 prohibits "pay-to-play" practices by investment advisers that seek to provide investment advisory services to government entities (i.e., any state or political subdivision of a state, including: any agency, authority or instrumentality of the state, a pool of assets sponsored or established by the state, a plan or program of a government entity; and officers, agents, or employees of the state acting in their official capacity). The rule applies to government assets managed by the Firm, whether in a separate account or a pooled investment vehicle.

Rule 206(4)-5 prohibits:

•	An adviser's receipt of compensation from a government entity for two years following any contribution by the adviser or certain of its personnel (“covered associates”) or covered associate’s immediate household and individuals to whom significant financial support is granted (“family members”), to certain officials (“covered officials”) of a government entity;
•	Payments by an adviser, any covered associate, or covered associate’s family members to third-party solicitors or placement agents for their solicitation of government entities unless the third-party solicitor is a registered representative of a broker-dealer or registered investment adviser subject to pay- to-play regulations; and
•	An adviser, its covered associates, and covered associates’ family members from soliciting or coordinating contributions for an official of a government entity to which the adviser is seeking to provide advisory services, or payments to a political party of a state or locality where any adviser is providing or seeking to provide advisory services to a government entity.

The rule also prohibits acts done indirectly, which, if done directly, would result in a violation of the rule and includes increased recordkeeping requirements regarding political contributions made by its covered associates or covered associates’ family members.

The look back provisions of the rule require an investment adviser to look back in time to determine whether it will be subject to any business restrictions under the rule when employing or engaging a person who would be considered a covered associate due to such person’s triggering contribution to an official of a government entity. The two year time out is not triggered by a contribution made by a natural person more than 6 months prior to becoming a covered associate, unless he or she, after becoming a covered associate, solicits Clients. As a result, the full two year look back applies only to covered associates who solicit for the Firm.

Definitions

A contribution means any gift, subscription, loan, advance, or deposit of money or anything of value made for:

•	The purpose of influencing any election for federal, state or local office;
•	The payment of debt incurred in connection with any such election; or
•	Transition or inaugural expenses incurred by the successful candidate for state or local office

This includes not only monetary contributions, but also in-kind contributions such as payment for services or use of facilities, personnel or other resources to benefit any federal, state or local candidate campaign, political party committee, or other political committee or political organization exempt from federal income taxes under Section 527 of the United States Internal Revenue Code (such as the Republican or Democratic Governors Association), or the inaugural committee or transition team of a successful candidate.

Volunteer services provided to a campaign by Employees on their own personal time are not treated as contributions.

A covered associate includes any of the following:

•	The Firm’s general partners, executive officers or other individuals with a similar status or function;
•	Any Employees who solicits government entities for the Firm and any person who supervises, directly or indirectly, such Employee; and
•	Any political action committee controlled by the investment adviser or its covered associates

A covered official is a person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate of a government entity, if the official can (1) directly or indirectly influence the governmental entity’s selection of an investment adviser; or (2) has the authority to appoint an official with such influence. This could cover state or local officials who are running for federal office.

A government entity is defined as any state and local governments and political subdivisions thereof, including their agencies and instrumentalities and pools of assets sponsored or established by the foregoing (such as public pension funds and participant-directed investment programs for the benefit of the public (e.g., 529 college tuition savings programs) or government Employees (e.g., 403(b) and 457 retirement plans)).

Compliance Procedures

The following procedures will apply to political contributions by the Firm,its Employees and Employees’ family members:

•	all contemplated contributions to a political candidate (including federal, state, local or political action committees) by any member of personnel will require pre-clearance from the Compliance Team;
•	coordination of, or solicitation by, the Firm of political contributions to a government official, or payment to a political party of a state or locality, will not be permitted;
•	newly hired or promoted personnel who will be considered covered associates will be required to disclose any political contributions made in the past two years to determine if the look back provisions will apply; and
•	any new relationships with third-party solicitors will require pre-approval from the Compliance Team

In addition, the Compliance Team may require periodic certifications from members of personnel to confirm that they have not made any political contributions in violation of the Firm’s policy.

Exemptions

De Minimis Contributions

Although all contributions by members of personnel and family members must be pre-approved, contributions to any state or local candidate or official which are less than the statutory de minimis amounts will be approved. Contributions will be approved if:

•	the member of personnel is entitled to vote for the candidate and the contribution does not exceed $350 per election; or
•	the member of personnel is not entitled to vote for the candidate and the contribution does not exceed $150 per election

Other Limited Exemptions

Pursuant to the “returned contribution” exception, if a covered associate or the covered associate’s family member of an adviser makes a contribution that triggers the two-year time-out period solely because he or she was not entitled to vote for the official at the time of the contribution, the Firm can effectively undo the contribution under very narrow circumstances. To be eligible for the returned contribution exception,

•	the contribution had to be less than $350,
•	the Firm must have discovered the contribution within four months of the date of such contribution, and

•	the Firm must cause the contributor to re-collect the contribution within 60 days after the Firm discovers the contribution

The specificity of the requirements significantly limits the availability of the exception. Further, an adviser with less than 50 employees can only rely on the returned contribution exception twice in a 12-month period (three times for advisers with more than 50 employees) and an adviser can never use the returned contribution exception for the same covered associate twice.

In addition, Rule 206(4)-5 allows an adviser to apply for an order exempting it from the two-year time-out requirement in the event of an inadvertent violation that falls outside of the exceptions set forth above when, according to the SEC, the imposition of the time-out provision is unnecessary to achieve the Pay to Play Rule’s intended purpose.

Recordkeeping

Rule 206(4)-5 also requires the Firm to keep records of contributions made by the Firm and its covered associates to government officials and candidates, payments to state or political parties and PACs, a list of its covered associates and government entities that invest or have invested in the past five years with the Firm or a pooled investment vehicle managed by the Firm. The Firm must also maintain records of the names and addresses of each regulated third party adviser or broker-dealer to whom the Firm provides payment for the solicitation of a government entity. Such records must be kept in an easily accessible place, in accordance with Rule 204-2(e)(1) under the Advisers Act, for a period of not less than five years from the end of the fiscal year during which the last entry was made on such record, the first two years in an appropriate office of the Firm.

F.	CONFLICTS OF INTEREST

1.	General

Under Section 206 of the Advisers Act, the duty of the Firm to refrain from fraudulent conduct includes an obligation to disclose material facts to its Clients whenever the failure to do so would defraud any Client or prospective client. The Firm’s duty to disclose material facts is particularly pertinent whenever the Firm is in a situation involving a conflict or potential conflict of interest with a Client. The type of disclosure required by the Firm in such a situation will depend upon all the facts and circumstances, but as a general matter, the Firm must disclose to Clients all material facts regarding the potential conflict of interest so that the Client can make an informed decision whether to enter into or continue an advisory relationship with the Firm or whether to take some action to protect himself against the specific conflict of interest involved. As used in this section, in accordance with Rule 206(4)-8 under the Advisers Act, the term “Client” includes investors in a “pooled investment vehicle,” as defined in Section 3(a) of the 1940 Act or any company that would be an investment company under Section 3(a) but for the exclusion provided by either Section 3(c)(1) or 3(c)(7) of the 1940 Act.

If a member of personnel or family member has a material interest in a security (or related security) and is planning to purchase or recommend the purchase of the security for a client, he or she must first disclose that interest to the Compliance Team. In reality, this risk is controlled by the fact that (1) all investment decisions are controlled by the CIO, subject to relevant approvals; and (2) any personal interest in stocks within the investable universe is controlled by our Personal Account Dealing Policy.

Members of personnel are expected to devote their full professional time and efforts to the Firm’s business, and to avoid any activities that could present actual or perceived conflicts of interest. If a member of personnel conducts or is considering any outside activity which could prevent them from performing their duties for the Firm and its Clients, the Compliance Team should be immediately informed. Any activities that might conflict with the Firm’s duty to its clients will most likely be prohibited.

A member of personnel requesting permission to conduct an outside activity may be required to provide details such as the likely time commitment and any compensation they will receive.

2.	Investment Conflicts

Members of personnel who are planning to invest in or make a recommendation to invest in a security for any Client, and who have a material interest in the security or a related security, must first disclose such interest to the Compliance Team. The Compliance Team shall conduct an independent review of the recommendation to purchase the security for Clients and written evidence of such review shall be maintained by the Compliance Team. Members of personnel shall not fail to timely recommend a suitable security to, or purchase or sell a suitable security for, the Firm in order to avoid an actual or apparent conflict with a personal transaction in a security.

Prohibited Conduct with Clients

It is a violation of your duty of loyalty to the Firm and its Clients, without the prior written consent of the Compliance Team, to:

•	rebate, directly or indirectly, to any person, firm, corporation or association, other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Firm or a Client account;
•	accept, directly or indirectly, from any person, firm, corporation or association, other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Firm or a Client account;
•	own any stock or have, directly or indirectly, any financial interest in any other organization engaged in any securities, financial or related business, except for a minority stock ownership or other financial interest in any business which is publicly-owned; or
•	borrow money from any of the Firm’s suppliers or Clients; provided, however, that (i) the receipt of credit on customary terms in connection with the purchase of goods or services is not considered to be a borrowing within the foregoing prohibition and (ii) the acceptance of loans from banks or other financial institutions on customary terms to finance proper and usual activities, such as home mortgage loans, is permitted except where prohibited by law.

3.	Outside Affiliations of Employees

Policy

Members of personnel are expected to devote their full professional time and efforts to the business of the Firm and to avoid any activities that could present actual or perceived conflicts of interest.

Members of personnel must obtain prior approval from the Compliance Team via ComplySci for any outside activity that involves:

•	a time commitment that could prevent you from performing your duties for the Firm;
•	accepting a second job or part-time job of any kind or engaging in any other business outside of the Firm;
•	active participation in any business in the financial services industry or otherwise in competition with the Firm;
•	teaching assignments, lectures, public speaking, publication of articles, or radio or television appearances, or
•	serving as a director, officer, general partner or trustee of, or as a consultant to, any business, corporation or partnership, including family owned businesses and charitable, non- profit and political organizations

Members of personnel may not serve on the board of any Firm whose securities are publicly traded, or of any Firm in which the Firm or any Client account owns securities, without the prior approval of the Compliance Team. If such approval is granted, it may be subject to the implementation of appropriate procedures to isolate investment personnel serving as directors from making investment decisions for a Client account managed by the Firm concerning the Firm in question.

Family Member’s Conflicts of Interest

Employees have an ongoing responsibility to notify the Firm about any special relationship that the Employee has with an Immediate Family Member1, regardless of whether the Immediate Family Member resides with the Employee.

Employees also must notify the CCO if an Immediate Family Member:

•	Is running for a board position or involved in a proxy contest at a public company;
•	Conducts business with or works for an entity that conducts business with the Firm; or
•	Works for or on behalf of any newspaper, radio, television, magazine, Internet or other media organization.

Compliance Procedures

All outside activities conducted by a member of personnel must be approved prior to participation by the Chief Compliance Officer or his/her designee.

The Chief Compliance Officer or his/her designee may require full details concerning the outside activity including the number of hours involved and any compensation to be received. In addition, in connection with any approval of an outside activity, such approval may, at the discretion of the Chief Compliance Officer, be subject to certain conditions deemed necessary or appropriate to protect the interests of the Firm or any Client.

1 For purposes of the Outside Affiliations of Employees Policy, Immediate Family Members also include any partnership, corporation or other entity in which the Immediate Family Member has a 25% or greater beneficial ownership interest or in which the Employee exercises effective control.

4.	Gifts and Entertainment

Policy

The Firm recognizes the value of fostering good working relationships with individuals and firms doing business or seeking to do business with the Firm. Subject to the guidelines below, members of personnel are permitted, on occasion, to accept gifts and invitations to attend entertainment events. However, personnel should always act in the best interests of the Firm and its Clients and should avoid any activity that might create an actual or perceived conflict of interest or impropriety in the course of the Firm’s business relationships.

Members of personnel should not accept any gifts or entertainment invitations that have the likelihood of influencing their decisions regarding the business transactions involving the Firm or that would materially conflict with a duty owed to a Client or Investor. Personnel should contact the Chief Compliance Officer or his/her designee to discuss any offered activity or gift that may create such a conflict. The Firm reserves the right to prohibit the acceptance or retention of a gift or offer of entertainment, regardless of value, as it may determine in its sole discretion.

Entertainment may include such events as meals, shows, concerts, theatre events, sporting events or similar types of entertainment. “Entertainment” also includes in-town and out-of-town trips and seminars where the service provider or counterparty offers to pay for items such as lodging, airfare, meals and/or event expenses. For the purposes hereof, a gift or entertainment event will be deemed to be of significant value if it exceeds £500/$800 per gift or per event. No gift or entertainment may be accepted or given, however, regardless of value, that has the likelihood of influencing, any business decision or relationship of the Firm.

As a UK regulated investment Firm, we are subject to the provisions of the Bribery Act, the UCITS Directive, AIFMD and the FCA’s provisions on financial crime in Section 6 of the SYSC sourcebook. Details of our procedures can be found in the Gifts, Benefits, Entertainment and Anti-Bribery Policy. It should be noted that any gifts or entertainment events whose value exceeds £10/$10 require pre-approval by the Chief Compliance Officer. However, even for gifts or entertainment events below £100/$10 in value may be prohibited by the Chief Compliance Officer if he / she believes that acceptance of the gift or entertainment would not be appropriate.

Charitable Donations

Employees may not make charitable donations in the Firm’s name or on its behalf without the CCO’s prior pre-approval via ComplySci. Employees may not solicit charitable donations from an employee of a broker-dealer, an investor, a prospective investor, an individual appointed by the Firm to serve as an independent director, a data provider, accounting firm, law firm, or any other person or entity that does or seeks to do business with or on behalf of Firm without the CCO’s pre-approval.

Compliance Procedures

“Section 17(e)(1)” of the 1940 Act generally prohibits affiliated persons of a registered investment company, or any affiliated person of such person, to accept from any source any compensation for the purchase or sale of any property to or for such registered investment company or any controlled company thereof. Accordingly, that Section 17(e)(1) may prohibit Firm employees from accepting compensation if such compensation is for the purchase or sale of any property to or for a registered investment company.

For example, if a portfolio manager accepts any gifts or entertainment from a broker-dealer for the purchase or sale of any security to or for a Registered Fund, such acceptance would violate Section 17(e)(1). The SEC staff has noted that the receipt of gifts or entertainment by fund advisory personnel should be addressed by a Registered Fund’s compliance policies and procedures under Rule 38a-1. The particular policies and procedures concerning the receipt of gifts or entertainment that might be appropriate would depend upon the nature of the adviser’s business, among other considerations. With respect to any Registered Fund for which the Firm acts as investment adviser or sub-adviser, the Firm will coordinate with such Registered Fund’s compliance officer regarding compliance with any policy governing the receipt of compensation pursuant to Section 17(e)(1).

The Firm has adopted the following principles and procedures governing gifts and entertainment:

•	Any gifts or entertainment of significant value (as defined above) offered from an existing or prospective firm service provider or counterparty must be pre-approved by the Chief Compliance Officer. However, in keeping with the FCA Manual policies, the Compliance Officer will retain a written record of all gifts offered, and declined, or received, including a description of the gift and its estimated value, whether it has been approved, if appropriate, and the date of approval. On an annual basis, personnel are requested to declare that they have disclosed all gifts offered, and declined, or received.
•	Members of personnel may not request or solicit gifts or particular entertainment events.
•	No gift of cash or cash equivalents may be accepted.
•	Items such as pens, coffee mugs or clothing items with a counterparty’s logo are excluded from this policy

G.	CONFIDENTIALITY AND PRIVACY POLICIES

1.	Firm Information

The protection of confidential business information is vital to the interests and the success of the Firm. Members of personnel may not disclose to third parties, or use for his/her own personal benefit, any information regarding:

•	Advice by the Firm to its Clients;
•	Securities or other investment positions held by the Firm or its Clients;
•	Transactions on behalf of the Firm or its Clients;
•	The name, address or other personal identification information of Clients or investors;
•	Personal financial information of Clients or investors, such as annual income, net worth or account information;
•	Investment and trading systems, models, processes and techniques used by the Firm;
•	Firm business records, Client files, personnel information, financial information, Client agreements, supplier agreements, leases, software, licenses, other agreements, computer files, business plans, analyses;

•	Any other non-public information or data furnished to personnel by the Firm or any Client or investor in connection with the business of the Firm or such Client or investor; or
•	Any other information identified as, or which personnel may otherwise be obligated to keep confidential.

The information described above is the property of the Firm and should be kept strictly confidential. Personnel may not disclose any such information to any third party without the permission of the Compliance Team or another senior officer of the Firm, except for a purpose properly related to the business of the Firm or a Client of the Firm (such as to a Client’s independent accountants, administrator or custodian) or as required by law.

2.	Client Information and Privacy Policy

In 1999, Congress enacted the Gramm-Leach-Bliley Act (the "GLBA"), which governs financial institutions handling of their customers' nonpublic, personal information. Any broker, dealer, or SEC registered investment adviser “RIA” must provide initial and annual privacy notices to its Clients (or customers). These notices describe the Firm's information sharing practices and inform Clients (or customers) of their right to opt out of certain of these sharing practices. These notices must be provided initially and at least annually (if material changes have been made to the notice) to natural person United States Clients and Investors.

Control Owner: Chief Compliance Officer

Last Updated: January 4, 2021

Partners’ Meeting approved on: 19 November 2019